                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 15)*

                              LADD Furniture, Inc.
                          ----------------------------
                                (Name of Issuer)

                          Common Stock, $.30 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    505739201
                          ----------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 3 pages

CUSIP NO.    505739201                  13G            PAGE   2   OF   3   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Richard R. Allen
                 Social Security Number Intentionally Omitted
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
                 Not a member of a group
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
          ---------------------------------------------------------------------

                (5)     SOLE VOTING POWER

                        656,311* Shares owned outright
                          2,500  Shares subject to currently exercisable options
                        -------
                        658,811* *Excludes the following shares as to which
                                  Mr. Allen disclaims beneficial ownership:
  NUMBER OF
   SHARES                13,334 shares held by wife, Pamela A. Allen
 BENEFICIALLY             7,600 shares held by The Kathleen A. Allen
  OWNED BY                      Educational Trust, Richard R. Allen, Trustee
    EACH        ---------------------------------------------------------------
  REPORTING     (6)     SHARED VOTING POWER
 PERSON WITH
                        -0-
                ---------------------------------------------------------------
                (7)     SOLE DISPOSITIVE POWER

                        658,811
                ---------------------------------------------------------------
                (8)     SHARED DISPOSITIVE POWER

                        -0-
                ---------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 658,811
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

                 N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

                 IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 3 pages

                                  SCHEDULE 13G
                                AMENDMENT NO. 15

Issuer:                             LADD Furniture, Inc.
Address of Issuer:                  4620 Grandover Parkway
                                    Greensboro, NC  27407
Title of Class of Securities:       Common Stock, $.30 Par Value
Reporting Person:                   Richard R. Allen
Social Security Number of
Reporting Person:                   Intentionally Omitted

         The following are the changes in the information reported in the previous filing of Schedule 13G as amended (which was Schedule 13G, Amendment No. 14 dated February 4, 1998):

ITEM 4   OWNERSHIP:

         (a)  Amount Beneficially Owned:

              656,311*       Shares owned outright
                2,500        Shares subject to currently exercisable options
              -------
              658,811*       *Excludes the following shares as to which
                              Mr. Allen disclaims beneficial ownership:

                              13,334 shares held by wife, Pamela A. Allen
                               7,600 shares held by The Kathleen A. Allen
                                     Educational Trust, Richard R. Allen,
                                     Trustee

         (b) Percent of Class:

                             8.4%

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:

                             658,811*

             (ii)  shared power to vote or to direct the vote:

                             -0-

             (iii) sole power to dispose or to direct the disposition of:

                             658,811*

             (iv)  shared power to dispose or to direct the disposition of:

                             -0-

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 3, 1999                      /s/Richard R. Allen
                                              -------------------
                                              Richard R. Allen


                                Page 3 of 3 pages